                                                                             newsrelease
CTS CORPORATION  Elkhart, Indiana 46514    (574) 523-3800

October 28, 2008
FOR RELEASE:  Immediately

CTS ANNOUNCES THIRD QUARTER 2008 RESULTS

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced third quarter 2008 revenues of $170.0 million and net earnings of $7.6 million, or $0.21 per diluted share, compared to revenues of $174.8 million and earnings of $7.8 million, or $0.20 per diluted share, in the third quarter 2007. Third quarter 2008 results include a net benefit of $0.05 per share from a tax credit offset by restructuring and related charges. Excluding these two items, adjusted diluted earnings per share of $0.16 met analyst consensus. Adjusted diluted earnings per share decreased from the prior year primarily on lower sales, including the impact of some accelerated production and sales into the second quarter, and a planned increase in research and development expenses.

The previously announced non-cash tax benefit of $4.0 million, or $0.11 per diluted share, resulted from the release of a valuation allowance due to sustained profitability at an Asian location.  The pre-tax restructuring and related charge of $3.5 million, or $0.06 per diluted share, resulted from the elimination of approximately 60 positions and writing off certain leasehold improvements.  The restructuring initiatives are proceeding on schedule.

Third quarter 2008 revenue decreased 3% from the third quarter of 2007 driven by an 8% decrease in EMS segment sales from expected declines in sales into the computer market, partially offset by higher defense and aerospace and communications sales. Components and Sensors segment sales increased 5% from higher sales of automotive sensor and actuator products and higher piezoceramic and electromagnetic product sales, partly offset by reduced sales of electronic components for infrastructure applications.

“Our third quarter earnings were in line with our expectations and analyst consensus, despite an increasingly challenging economic environment. Positive year-over-year growth in our sensor and actuator sales was very encouraging notwithstanding the severe downturn in the automotive industry. We continue to win new sensor programs supporting future growth and remain committed to investing in research and development activities to launch new products. Our year-to-date design wins in wireless infrastructure applications are also up a healthy 23%. Our increasingly diversified business model combined with new customers and product introductions is expected to help CTS continue to perform profitably with positive free cash flow through the current difficult economic environment,” stated Vinod M. Khilnani, CTS President and Chief Executive Officer.

Based on the year-to-date performance and a very difficult and uncertain economic environment, fourth quarter sales are expected to decline 3% - 5% sequentially from the third quarter.  As a result, we now expect full year 2008 sales to be essentially flat from 2007 compared to the Company’s previously anticipated year-over-year sales growth of 5% - 8%.  Adjusted 2008 earnings per share guidance is $0.71 to $0.76 per diluted share compared to our previous guidance of $0.79 to $0.84.  Adjusted 2008 earnings per share guidance excludes the third quarter tax credit and full year restructuring and related charges.

SEGMENT INFORMATION

(Dollars in millions)

	Third Quarter		Third Quarter		Second Quarter
	2008		2007		2008
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings
Components and Sensors	$72.5	$5.7	$68.8	$6.0	$84.1	$10.2
Electronics Manufacturing Services (EMS)	97.5	2.7	106.0	3.9	102.0	3.7
Segment Operating Earnings		8.4		9.9		13.9
Expenses not allocated to business segments:
- Restructuring and related charges		(3.5)		-		(0.1)
Total	$170.0	$4.9	$174.8	$9.9	$186.1	$13.8

Components & Sensors: Components and Sensors third quarter 2008 sales increased by $3.7 million, or 5%, from the third quarter of 2007 primarily from increased sales of automotive sensor and actuator products and higher sales of piezoceramic and electromagnetic products.  Despite higher volumes, segment operating earnings of $5.7 million decreased $0.3 million from the third quarter of 2007 primarily from the impact of certain shipments which were accelerated into the second quarter due to the Olympic games in China and planned increased investment in research and development activities. Operating earnings, as a percent of sales, were 8% in the third quarter compared to 9% in the same period last year.

Components and Sensors sales decreased $11.6 million, or 14%, from the second quarter of 2008 primarily reflecting lower automotive sensor and actuator product demand and accelerated shipments into the second quarter discussed earlier. Segment operating earnings decreased $4.5 million primarily on lower sales volume.

EMS: Segment sales decreased $8.5 million, or 8%, from the third quarter of 2007 primarily reflecting expected declines in sales into the computer market and lower sales into the industrial market, partially offset by higher sales into defense and aerospace, medical and communications markets.

Segment operating earnings decreased $1.2 million from the third quarter of 2007 primarily from lower volumes.  Operating earnings, as a percent of sales, were 3% in the third quarter of 2008 compared to 4% in the same period last year.

Segment sales decreased by $4.5 million from the second quarter 2008, primarily from expected declines in sales into the computer market and decreased sales in the communications market, partially offset by increased sales in medical and defense and aerospace markets.  Segment operating earnings of $2.7 million decreased $1.0 million primarily on lower volumes, product mix and pricing.

Conference Call
As previously announced, the Company has scheduled a conference call on Wednesday, October 29, 2008 at 11:00 a.m. EDT. Those interested in participating may dial 800-230-1074 (612-234-9960, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:30 p.m. EDT on Wednesday, October 29, 2008, through 11:59 p.m. EST on Wednesday, November 5, 2008. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 963049. There will also be a live audio webcast of the conference call which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), Compuserve (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical, defense and aerospace and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events and any other statements that are not based solely on historical fact.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  These forward-looking statements are made subject to certain risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation, potential changes in the economy generally and in respect to the businesses in which CTS operates; rapid technological change in the automotive, communications and computer industries; reliance on key customers; CTS’ ability to protect its intellectual property; pricing pressures and demand for CTS’ products; the Company’s successful execution of its restructurings and profit improvement plans; and risks associated with CTS’ international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks.  For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the SEC, available at http://www.ctscorp.com/investor_relations/investor.htm.  CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:                Donna L. Belusar, Senior Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 523-3800  FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007

Net sales	$170,034	$174,790	$528,880	$507,672

Costs and expenses:
Cost of goods sold	136,684	140,997	421,553	410,597
Selling, general and administrative expenses	20,754	19,821	63,236	62,031
Research and development expenses	4,509	4,055	13,576	12,277
Restructuring charge	3,202	-	3,465	-

Operating earnings	4,885	9,917	27,050	22,767

Other (expenses) income:
Interest expense	(931)	(869)	(3,048)	(2,241)
Other	9	817	1,272	1,936
Total other expenses	(922)	(52)	(1,776)	(305)

Earnings before income taxes	3,963	9,865	25,274	22,462

Income tax (benefit) expense	(3,648)	2,071	1,040	4,717

Net earnings	$7,611	$7,794	$24,234	$17,745

Net earnings per share:
Basic	$0.23	$0.22	$0.72	$0.50

Diluted	$0.21	$0.20	$0.65	$0.46

Cash dividends declared per share	$0.03	$0.03	$0.09	$0.09

Average common shares outstanding:
Basic	33,708	35,481	33,735	35,709

Diluted	38,199	39,956	38,206	40,222

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
(In thousands of dollars)

	September 28,	December 31,
	2008	2007*

Cash and cash equivalents	$53,711	$52,868
Accounts receivable, net	103,405	100,655
Inventories, net	88,100	73,778
Other current assets	25,309	23,539
Total current assets	270,525	250,840

Property, plant & equipment, net	93,812	92,825
Other assets	216,971	200,027

Total Assets	$581,308	$543,692

Notes payable and current portion
of long-term debt	$-	$1,000
Accounts payable	78,910	84,217
Other accrued liabilities	46,337	43,702
Total current liabilities	125,247	128,919

Long-term debt	100,100	72,000
Other obligations	16,934	18,526
Shareholders' equity	339,027	324,247

Total Liabilities and
Shareholders' Equity	$581,308	$543,692

* The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date.

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Adjusted Earnings Per Share

The following table reconciles diluted earnings per share to adjusted diluted earnings per share for the Company:
		Projected
	Three Months Ended	Twelve Months Ended
	September 28,	December 31,
	2008	2008

Diluted earnings per share	$0.21	$0.74 - 0.79
Tax affected charges to reported diluted
earnings per share:
Restructuring and related charges	0.06	0.08
NOL benefit realized	(0.11)	(0.11)
Adjusted diluted earnings per share	$0.16	$0.71 - 0.76

Actual and projected adjusted diluted earnings per share is a non-GAAP financial measure. The most directly comparable GAAP financial measure is actual and projected diluted earnings per share. CTS calculates adjusted diluted earnings per share to exclude the per share impact of restructuring and related charges. We exclude the impact of this item because it is a discrete event which has a significant impact on comparable GAAP financial measures and could distort an evaluation of our normal operating performance. CTS used adjusted diluted earnings per share measures to evaluate overall performance, establish plans and perform strategic analysis. Using adjusted diluted earnings per share measures avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance. Because adjusted diluted earnings per share measures are based on the exclusion of specific items, they may not be comparable to measures used by other companies which have similar titles. CTS' management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies. CTS believes that adjusted diluted earnings per share measures are useful to its management, investors and stakeholders in that they:

- provide a truer measure of CTS' operating performance,
- reflect the results used by management in making decisions about the business, and
- help review and project CTS' performance over time.

We recommend that investors consider both actual and adjusted diluted earnings per share measures in evaluating the performance of CTS with peer companies.

Segment Operating Earnings

Segment operating earnings is a non-GAAP financial measure outside the context of the FAS 131 required reconciliation in the notes to the Company's financial statements. The most comparable GAAP term is operating earnings. Segment operating earnings always exclude the effects of charges for restructuring and related or similar expenses when they are incurred by the Company. Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured. CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.